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Exhibit to Form 8-K                                                 Exhibit 99.A



                    CHINA PACIFIC ANNOUNCED DIRECTORS CHANGES



         China Pacific, Inc. (Nasdaq-SmallCap -CHNA, Date: July 27, 1998) today reported the changes in its board of directors. China Pacific, Inc. ("China Pacific" or the "Company") confirmed that, effective July 24, 1998, Flora Cheng, Liang-Guo Zhang, and Samuel Olenick have resigned from their positions as directors of the Company. In addition, Flora Cheng has resigned from her positions of Interim Chief Executive Officer, Vice-President and Secretary.

         The Company further announced that Chun-Hing Lo, Vice General Manager of the Company's 60% owned joint venture, Chengdu Chengkang Iron and Steel Company (Chengdu Steel), and Xin-Chuan Huang have been appointed as new directors of the Company, effective immediately. The changes are expected to provide the Company with strong leadership and technical expertise.

         Chun-Hing Lo, who is currently Vice General Manager and director of Chengdu Steel, has been promoted to Chief Operating Officer of the Company. Mr. Lo joined the Company in 1997 and has held positions of increasing responsibility at Chengdu Steel. He has over sixteen years of management experience in Hong Kong and China. Before joining the Company, he was a management consultant of a Sino-Hong Kong joint venture company in Shanghai, the People's Republic of China. Mr. Lo holds a Bachelor's degree in Physical Science and a Master's degree in Business Administration.

         Xin-Chuan Huang has over twenty-five years experience in infrastructure-related industries, including water supply and hydroelectric projects in the People's Republic of China. He also has expertise in iron and steel and cement manufacturing. Prior to his appointment as a director of the Company, Mr. Huang was the executive director and legal representative of both China Treasure Property Development Company and China Treasure Industrial Enterprises, which are each sub-subsidiaries of Open View Properties Ltd.

         With these changes, the Company's board is composed of four directors, Mr. Lo, Mr. Huang, and the two remaining directors, Mr. Thomas Tong, who is also the Company's Chief Financial Officer, and Mr. Jian-Sheng Tan. China Pacific has not yet named a permanent Chief Executive Officer.



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         China Pacific, Inc. is a leading producer of steel and iron products in
Sichuan Province, The People's Republic of China, through its majority interest in Chengdu Chengkang Iron and Steel Company. Additional corporate information and press releases are available at the Company's web site, www.chinapacific.com, or contact:

Corporate Office - China                          Los Angeles Office - USA
Chengdu Iron & Steel Plant Office Bldg.           715 Termino Avenue
Qingbaijiang District, China                      Long Beach, CA  90804
Postcode 610303                                   Tel: (562)433-1882
Tel: (86)28-330-6590                              Fax: (562)433-2029
Fax: (86)28-330-1550